UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 29, 2006

CHAPEAU, INC.
(Exact name of registrant as specified in its charter)

Utah	033-01289-D	87-0431831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1190 Suncast Lane, Suite 2, El Dorado Hills, California		95762
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (916) 939-8700

                                    Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2006 Chapeau, Inc. (the “Registrant”) entered into a definitive Strategic Alliance Agreement (the “Alliance Agreement”) with Cummins Power Generation (“Cummins”), a subsidiary of Cummins Inc., a global power leader serving customers in more than 160 countries through a network of 550 company-owned and independent distributor facilities and more than 5,000 dealer locations. The definitive Alliance Agreement calls for, among other things, collaborative product development, joint marketing and selling activities, and certain exclusivities between Cummins and the Registrant as defined in the Alliance Agreement.

Pursuant to the definitive Alliance Agreement: (i) Cummins will contribute to the alliance its expertise in developing, marketing, selling and distributing Cummins power generation and related products (“Cummins Products”); (ii) the Registrant will contribute to the alliance its expertise in developing, engineering, packaging and financing combined heat and power (“CHP”) products 1 megawatt and below incorporating its BluePoint Energy EnviroGen™ Energy Module line of CHP products; (iii) the Registrant will integrate, manufacture and supply EnviroGen™ Energy Modules utilizing Cummins Products to be exclusively co-branded as or similar to “BluePoint Energy EnviroGen™ Energy Modules - Powered by Cummins;” and (iv) Cummins will make available for sale through its worldwide distribution network on an exclusive basis, except as otherwise precluded by any previous commitments, alliances or agreements entered into by Cummins, co-branded BluePoint Energy EnviroGen™ Energy Modules - Powered by Cummins. The Alliance Agreement has an initial term of five years but may be terminated prior thereto upon the occurrence or non-occurrence of certain events detailed in the Alliance Agreement.

The Parties further agree and anticipate that they will mutually benefit from this definitive Alliance Agreement due to the additional credibility, product availability and revenues achieved as an anticipated result of the definitive Alliance Agreement.

The foregoing description of the Alliance Agreement is qualified in its entirety by reference to the Alliance Agreement, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPEAU, INC.

Date: January 3, 2007	By:	/s/ Guy A. Archbold
	Name:	Guy A. Archbold
	Title:	Chief Executive Officer